UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 8, 2021

Peloton Interactive, Inc.
(Exact name of Registrant as Specified in Its Charter)

Delaware		001-39058	47-3533761
(State or Other Jurisdiction of Incorporation)		(Commission File Number)	(IRS Employer Identification No.)

125 West 25th Street, 11th Floor
New York,	New York		10001
(Address of Principal Executive Offices)			(Zip Code)
Registrant’s Telephone Number, Including Area Code: (866) 679-9129
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Class A Common Stock, $0.000025 par value per share	PTON	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.Entry into a Material Definitive Agreement.
Convertible Notes and the Indenture
On February 8, 2021, Peloton Interactive, Inc. (the “Company”) priced its private offering of $875.0 million in aggregate principal amount of 0% Convertible Senior Notes due February 15, 2026 (the “Notes”). The Notes are senior unsecured obligations of the Company. The Notes were issued pursuant to an Indenture, dated February 11, 2021 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”). The Indenture includes customary covenants and sets forth certain events of default after which the Notes may be declared immediately due and payable and sets forth certain types of bankruptcy or insolvency events of default involving the Company after which the Notes become automatically due and payable. Pursuant to the purchase agreement between the Company and the Initial Purchasers (as defined below), the Company also granted the Initial Purchasers of the Notes a 13-day option to purchase up to an additional $125.0 million aggregate principal amount of the Notes (the “Additional Notes”), which option was exercised in full on February 9, 2021.
The Notes will mature on February 15, 2026, unless earlier converted, redeemed, or repurchased. The Notes will not bear regular interest, and the principal amount of the notes will not accrete. The Notes will be convertible at the option of the holders at any time prior to the close of business on the business day immediately preceding August 15, 2025, only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on June 30, 2021, if the last reported sale price of the Company’s Class A common stock, par value $0.000025 per share (the “Class A Common Stock”) exceeds 130% of the conversion price for each of at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter on each applicable trading day; (2) during the five consecutive business day period after any ten consecutive trading day period (the “measurement period”) in which the trading price (as defined in the Indenture) per $1,000 principal amount of Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price per share of the Class A Common Stock and the conversion rate on each such trading day; (3) if the Company calls such Notes for redemption, at any time prior to the close of business on the business day immediately preceding the redemption date; and (4) upon the occurrence of specified corporate events or distributions on the Class A Common Stock. On or after August 15, 2025, until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert all or any portion of their Notes, in multiples of $1,000 principal amount, at the option of the holder regardless of the foregoing circumstances. Upon conversion, the Company may satisfy its conversion obligation by paying and/or delivering, as the case may be, cash, shares of the Class A Common Stock or a combination of cash and shares of the Class A Common Stock, at the Company’s election, in the manner and subject to the terms and conditions provided in the Indenture. The conversion rate for the Notes will initially be 4.1800 shares of the Class A Common Stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $239.23 per share of the Class A Common Stock. The initial conversion price of the Notes represents a premium of approximately 65% to the $144.99 per share last reported sale price of the Class A Common Stock on February 8, 2021. The conversion rate is subject to customary adjustments under certain circumstances in accordance with the terms of the Indenture. In addition, if certain corporate events that constitute a “Make-Whole Fundamental Change” (as defined in the Indenture) occur, then the conversion rate will, in certain circumstances, be increased for a specified period of time.
The Company may not redeem the Notes prior to February 20, 2024. The Company may redeem for cash all or any portion of the Notes, at its option, on or after February 20, 2024 and on or before the 20th scheduled trading day immediately before the maturity date, if the last reported sale price per share of the Class A Common Stock exceeds 130% of the conversion price then in effect on (1) at least 20 trading days (whether or not consecutive) during the 30 consecutive trading days ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption and (2) the trading day immediately before the date the Company sends such notice at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus any accrued and unpaid special interest, if any, to, but excluding, the redemption date. No sinking fund is provided for the Notes, which means that the Company is not required to redeem or retire the Notes periodically.
Upon the occurrence of a fundamental change (as defined in the Indenture), subject to certain conditions, holders may require the Company to repurchase all or a portion of the Notes for cash at a price equal to 100% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid special interest, if any, to, but excluding, the fundamental change repurchase date.

The Notes are the Company’s senior unsecured obligations and will rank senior in right of payment to any of the Company’s existing and future indebtedness that is expressly subordinated in right of payment to the Notes; equal in right of payment to any of the Company’s existing and future unsecured indebtedness that is not so subordinated; effectively subordinated in right of payment to any of the Company’s existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness; and structurally subordinated to all existing and future indebtedness and other liabilities of current or future subsidiaries of the Company (including trade payables and to the extent the Company is not a holder thereof, preferred equity).
The following events are considered “events of default” with respect to the Notes, which may result in the acceleration of the maturity of the Notes:
(1)a default by the Company in the payment when due (whether at maturity, upon redemption or repurchase upon fundamental change or otherwise) of the principal of, or the redemption price or fundamental change repurchase price for, any Note;
(2)a default by the Company for 30 days in the payment when due of any special interest on any Note;
(3)failure by the Company to deliver, when required by the Indenture, a fundamental change notice or a notice of specified corporate events with respect to the Notes, and such failure continues for one business day;
(4)a default by the Company in its obligation to convert a Note in accordance with the Indenture upon the exercise of the conversion right with respect thereto, if such default is not cured within three business days after its occurrence;
(5)a default by the Company of any of its obligations with respect to consolidation, merger, sale, lease, and transfer, in one transaction or a series of transactions, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole;
(6)a default by the Company in any of its obligations or agreements under the Indenture or the Notes (other than a default set forth in paragraphs (1), (2), (3), (4) or (5) above) where such default is not cured or waived within 60 days after notice to the Company by the Trustee, or to the Company and the Trustee by holders of at least 25% of the aggregate principal amount of the Notes then outstanding, which notice must specify such default, demand that it be remedied and state that such notice is a “notice of default”;
(7)a default by the Company or any of its significant subsidiaries (as defined in the Indenture) with respect to any one or more mortgages, agreements or other instruments under which there is outstanding, or by which there is secured or evidenced, any indebtedness for money borrowed of at least $75.0 million (or its foreign currency equivalent) in the aggregate of the Company or any of significant subsidiaries, whether such indebtedness exists as of the date the Company first issued the Notes or is thereafter created, where such default (i) constitutes a failure to pay the principal of, or premium or interest on, any of such indebtedness when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise or (ii) results in such indebtedness becoming or being declared due and payable before its stated maturity; and in each case of either clause (i) or (ii) above, where such default is not cured or waived within 30 days after notice to the Company by the Trustee or to the Company and the Trustee by holders of at least 25% of the aggregate principal amount of the Notes then outstanding; and
(8)certain events of bankruptcy, insolvency and reorganization with respect to the Company or any significant subsidiary.
If an event of default (other than an event of default described in paragraph (8) above with respect to the Company and not solely with respect to a significant subsidiary of the Company) occurs and is continuing, then, except with respect to situations involving special interest as the sole remedy for certain reporting defaults, the Trustee, by notice to the Company, or holders of at least 25% of the aggregate principal amount of notes then outstanding, by notice to the Company and the Trustee, may declare the principal amount of, and all accrued and unpaid special interest, if any, on, all of the Notes then outstanding to become due and payable immediately. If an event of default described in paragraph (8) above occurs with respect to the Company (and not solely with respect to a significant subsidiary of the Company), then the principal amount of, and all accrued and unpaid special interest, if any, on, all of the Notes then outstanding will immediately become due and payable without any further action or notice by any person.

A copy of the Indenture and the form of the Note are attached as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. The foregoing description of the Indenture and Notes does not purport to be complete and is qualified in its entirety by reference to the full text in such exhibits.
The net proceeds from this offering were approximately $976.8 million, after deducting the Initial Purchasers’ discounts and commissions and the Company’s estimated offering expenses related to the offering. The Company used approximately $81.3 million of the net proceeds from the offering to pay the cost of the Capped Call Transactions (as defined below). The Company intends to use the remainder of the net proceeds from the offering for general corporate purposes, which may include working capital, capital expenditures, including for the construction or expansion of facilities, and investments in other companies, products or technologies that the Company may identify in the future.
Capped Call Transactions
On February 8, 2021, in connection with the pricing of the Notes, the Company entered into privately negotiated capped call transactions (the “ Base Capped Call Transactions”) with each of JPMorgan Chase Bank, National Association, Goldman Sachs & Co. LLC, Deutsche Bank AG, London Branch, Mizuho Markets Americas LLC and Barclays Bank PLC (the “Option Counterparties”). In addition, on February 9, 2021, in connection with the Initial Purchasers’ exercise of their option to purchase additional Notes, the Company entered into additional capped call transactions (the “Additional Capped Call Transactions,” and, together with the Base Capped Call Transactions, the “Capped Call Transactions”) with each of the Option Counterparties. The Capped Call Transactions have an initial strike price of approximately $239.23 per share, subject to adjustments, which corresponds to the approximate initial conversion price of the Notes. The Capped Call Transactions will cover, subject to anti-dilution adjustments substantially similar to those applicable to the Notes, the number of shares of Class A Common Stock underlying the Notes sold in the offering. The Capped Call Transactions are expected generally to reduce potential dilution to the Class A Common Stock upon any conversion of Notes and/or offset any potential cash payments the Company would be required to make in excess of the principal amount of converted Notes, as the case may be, with such reduction and/or offset subject to a cap based on the cap price. If, however, the market price per share of Class A Common Stock, as measured under the terms of the Capped Call Transactions, exceeds the cap price of the Capped Call Transactions, there would be dilution and/or there would not be an offset of such potential cash payments, in each case, to the extent that the then-market price per share of the Class A Common Stock exceeds the cap price of the Capped Call Transactions. The cap price of the Capped Call Transactions will initially be approximately $362.48 per share, which represents a premium of approximately 150% over the last reported sale price of the Class A Common Stock of $144.99 per share on February 8, 2021, and is subject to certain adjustments under the terms of the Capped Call Transactions. The Capped Call Transactions are subject to either adjustment or termination upon the occurrence of specified extraordinary events affecting the Company, including a merger; a tender offer; and a nationalization, insolvency, or delisting involving the Company. In addition, the Capped Call Transactions are subject to certain specified additional disruption events that may give rise to a termination of the Capped Call Transactions, including changes in law; insolvency filings and hedging disruptions.
The Capped Call Transactions are separate transactions entered into by the Company with the Option Counterparties and are not part of the terms of the Notes and will not affect any holder’s rights under the Notes. Holders of the Notes will not have any rights with respect to the Capped Call Transactions.
A copy of the form of the Capped Call Transaction confirmation is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the Capped Call Transaction confirmation does not purport to be complete and is qualified in its entirety by reference to the full text in such exhibit.
Amendment to Credit Agreement
On February 8, 2021, the Company entered into a First Amendment (the “First Amendment”) to the Amended and Restated Revolving Credit Agreement, dated June 20, 2019, by and among the Company and JPMorgan Chase Bank, N.A., as administrative agent, lead arranger and bookrunner and Bank of America, N.A., Barclays Bank PLC, Goldman Sachs Lending Partners LLC and Silicon Valley Bank, as joint syndication agents (the “Credit Agreement”).
The First Amendment amends certain definitions and other provisions of the Credit Agreement to facilitate the offering of the Company’s sale of the Notes. The First Amendment contains customary representations and warranties.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the First Amendment, a copy of which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.
Item 2.03.Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.
Item 3.02.Unregistered Sales of Equity Securities.
The information set forth under Items 1.01 and 8.01 of this Current Report on Form 8-K is incorporated herein by reference.
The Company offered and sold the Notes to the Initial Purchasers (as defined below) in reliance on the exemption from the registration requirements provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and for resale by the Initial Purchasers to persons reasonably believed to be “qualified institutional buyers,” as defined in and pursuant to the exemption from registration requirements provided by Rule 144A under the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the Initial Purchasers in the Purchase Agreement (as defined below) pursuant to which the Company sold the Notes to the Initial Purchasers. The shares of the Class A Common Stock issuable upon conversion of the Notes, if any, have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.
To the extent that any shares of the Class A Common Stock are issued upon conversion of the Notes, they will be issued in transactions anticipated to be exempt from registration under the Securities Act by virtue of Section 3(a)(9) thereof, because no commission or other remuneration is expected to be paid in connection with conversion of the Notes and any resulting issuance of shares of the Class A Common Stock.
Item 8.01.Other Events
Purchase Agreement
On February 8, 2021, the Company entered into a purchase agreement (the “Purchase Agreement”) with J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC, as representatives of the several initial purchasers named therein (collectively, the “Initial Purchasers”), to issue and sell the Notes. In addition, pursuant to the terms of the Purchase Agreement, the Company granted the Initial Purchasers a 13-day option to purchase up to an additional $125.0 million aggregate principal amount of Additional Notes on the same terms and conditions. The Purchase Agreement includes customary representations, warranties, and covenants by the Company and customary closing conditions. Under the terms of the Purchase Agreement, the Company has agreed to indemnify the Initial Purchasers against certain liabilities.
Press Release
On February 11, 2021, the Company issued a press release announcing the closing of its offering of the Notes. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.Financial Statements and Exhibits.
(d) Exhibits

Exhibit	Description

4.1	Indenture, dated as of February 11, 2021, between Peloton Interactive, Inc. and U.S. Bank National Association, as trustee.

4.2	Form of 0.00% Convertible Senior Notes due 2026 (included in Exhibit 4.1).

10.1	Form of Base Capped Call Transaction Confirmation.

10.2	Form of Additional Capped Call Transaction Confirmation.

10.3
First Amendment to the Amended and Restated Revolving Credit Agreement, dated as of February 8, 2021, by and among Peloton Interactive, Inc., JPMorgan Chase Bank, N.A., as administrative agent, and the other parties thereto.

99.1	Press Release issued by Peloton Interactive, Inc., dated February 11, 2021 announcing the closing of the Notes offering.

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PELOTON INTERACTIVE, INC.

Date: February 11, 2021	By:	/s/ Hisao Kushi
Hisao Kushi
Chief Legal Officer